Governors Road, LLC                                    eAutoclaims, Inc.
                                                       110 East Douglas Road
                                                       Oldsmar, FL 34677

The Lewis Funds

Gentlemen:

This Letter Agreement (the "Agreement") is entered into by and among eAutoclaims, Inc., a Nevada corporation ("eAuto"), Governors Road, LLC, ("Governors Road" and together with Dominion Capital, Ltd., Southshore Capital Fund, Southridge Capital Management, LLC, Sovereign Partners, LLC and Greenfield Investments, sometimes referred to herein collectively as the "Governors Road Parties") and The Lewis Funds ("Lewis").


                                    RECITALS

This Agreement is entered into with reference to the following facts:

A. Governors Road is currently the owner of 104 shares of eAuto Series A Convertible Preferred Stock ("Preferred Stock") all of which have been held for an excess of two years.

B. Pursuant to the transactions in which Governors Road purchased the Preferred Stock, eAuto issued certain common stock purchase warrants to Governors Road and the Governors Road Parties as "Purchaser Warrants" and "Agent Warrants".

C. Governors Road has notified eAuto that it desires to convert the Preferred Stock into shares of eAuto common stock, $.001 par value ("Common Stock").

D. Governors Road has further notified eAuto that it desires to sell, and Lewis has notified eAuto it desires to purchase, the Common Stock issued to Governors Road upon conversion of the Preferred Stock and the Common Stock issuable to Governors Road as a dividend on the Preferred Stock.

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E.   eAuto and Governors Road Parties desire to amend certain terms of the
     Purchaser Warrants and Agent Warrants.


In consideration for entering into this Agreement and in consideration for the promises and respective releases set forth below, eAuto, Governors Road and Lewis agree as follows:


                                 AGREEMENT TERMS

1. Conversion of Preferred Stock; Issuance of Certificates. Governors Road hereby notifies eAuto that it desires to convert all 104 shares of Preferred Stock into 3,151,515 shares of Common Stock ("Conversion Shares"). Governors Road represents that all of the 104 shares of Series A Preferred Stock that is being converted into Common Stock have been held by Governors Road an excess of two years. Governors Road further represents it is not an "affiliate" of eAuto as defined in Rule 144 under the Securities Act of 1933. Accordingly, eAuto will cause its transfer agent to issue the Conversion Shares to Governors Road or its designee in such denominations as instructed by Governors Road without legend pursuant to Rule 144 in connection with the conversion of the Preferred Stock into Common Stock.

2. Treatment of Dividend Shares. In connection with this agreement, eAuto represents that 1,038,667 common shares are due and owed to satisfy the accrued and unpaid dividends due on the Preferred Stock through the date of this agreement ("Dividend Shares"). In this regard, the parties agree that the 236,260 eAuto common shares originally issued to Governors Road to be held in escrow in connection with the original issuance of the Preferred Shares, will be offset against the 1,038,667 common shares eAuto would be required to issue to satisfy accrued and unpaid dividends on the Preferred Shares.


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EAuto will cause its transfer agent to issue the net amount of common shares,
802,407, to Governors Road or its designee in such denominations as instructed by Governors Road. A total of 115,036 of the net common shares, having been earned in excess of two years prior to the date of this agreement, will be issued without legend pursuant to Rule 144. The remaining 687,371 shares will be issued with restrictive legend pursuant to Rule 144.


3. Purchase of Shares by Lewis. Lewis will purchase all of the Conversion Shares and all of the Dividend (the "Shares") for an aggregate purchase price of $474,470.64 (i.e. $.12 per share). Governors Road and Lewis agree to utilize the services of Krieger and Prager LLP as the escrow agent to facilitate the transactions contemplated by this Agreement ("Escrow Agent"). Governors Road consents to eAuto instructing its transfer agent to deliver all Conversion Shares without restrictive legend to the Escrow Agent. Governors Road will deliver a signature medallion stock power for the Conversion Shares and all the Dividend Shares to the Escrow Agent. Lewis will deliver the purchase price for the Conversion Shares and the Dividend Shares to the Escrow Agent in immediately available funds. At such time as the Escrow Agent has received the Conversion Shares, Dividend Shares, signature medallion stock powers, and purchase price proceeds, it shall notify Lewis, Governors Road and eAuto by email or facsimile. When the Escrow Agent receives confirmation either by email or facsimile from Lewis, Governors Road and eAuto that it is authorized to consummate this transaction, it will distribute the purchase price proceeds for the Conversion Shares and Dividend Shares to an account designated by Governors Road, and shall promptly forward the Conversion Shares certificates, all Dividend Share certificates, and signature medallion stock powers to an account or location designated by Lewis. If for any reason all parties do not consent to this transaction within three (3) business days after the notice from Escrow Agent, the Escrow Agent shall return the purchase price proceeds to Lewis, the Conversion and Dividend Shares to the transfer agent, and the signature medallion stock powers to Governors Road.


4. Amendment of Terms of Purchaser Warrant and Agent Warrant. eAuto agrees that the exercise price for all of the Purchaser Warrants and Agent Warrants issued to the Governors Road Affiliates shall be set at $.35 per share. The Governors Road Affiliates and eAuto acknowledge that the cashless exercise provisions set forth in the Purchaser Warrants and the Agent Warrants are hereby deleted. The Governors Road Affiliates agree that Section 6 of each of the Purchaser Warrant

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and Agent Warrants caption "Reclassification, Reorganization, Consolidation or
Merger" is deleted in its entirety. In lieu thereof, the holder of the Purchaser Warrants or Agent Warrants shall be given at least 30 days' prior written notice of any consolidation or merger of eAuto with or into another corporation or in the event of any sale, lease, transfer or conveyance to another corporation of the property and assets of eAuto as an entirety or substantially as an entirety. The holders of the Purchaser Warrants and Agent Warrants shall have the right to exercise such Warrants prior to consummation of any such transaction and to participate as a Common Shareholder in such transaction. If the holders of the Purchaser Warrants and Agent Warrants do not exercise such Warrants in connection with such transaction, such Warrants shall terminate. The piggyback registration rights for the Warrants shall remain in effect.


The parties agree that the call provisions for the Purchaser Warrants and Agent Warrants (the "Warrants") shall be amended as follows. The Company, at its


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option, may redeem all or any portion on a pro rata basis, of outstanding
Warrants at a price of $.01 per Warrant, upon at least 10 days' notice to the registered Holders of such Warrants, provided that the average closing price per share of Common Stock (determined as hereinafter provided) shall have been $.45 or greater than the applicable Exercise Price for a period of 15 consecutive business days ended immediately prior to the date of such notice. For the purpose of determining whether the Company may redeem the Warrants, the closing price per share of Common Stock for each day shall be the last reported sales price, regular way, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case, on any exchange (NASDAQ or OTC:BB) on which the Common Stock is listed or admitted to trading, or, if there is no such representative closing bid on NASDAQ or OTC.BB on such day, a price determined in any reasonable manner approved by the Board of Directors of the Company.

                  If the Company shall elect to redeem the Warrants, notice of redemption shall be given to the Holders of all outstanding Warrants at least 30 days prior to the date fixed for redemption, to their last addresses as they shall appear on the warrant register, but failure to give such notice by mail to the Holder of any Warrant, or any defect therein, shall not affect the validity of the proceedings for the redemption of any other Warrants. The notice shall state that the Company is redeeming the Warrants at the redemption price of $.01 per Warrant, and the date fixed for redemption; shall state that payment of the redemption price of the Warrants will be made at the corporate offices of the Company upon presentation and surrender of such Warrants; shall state that the right to exercise the Warrants will terminate as provided in this Agreement (stating the date of such termination); and shall state the Exercise Price. The date of redemption for the Warrants shall be any date chosen by the Company which complies with the notice requirement set forth herein. Warrant Holders shall have the right to exercise the Warrants during this ten (30) day notice period by complying with the manner of exercise provisions of the Warrant. If a Warrant Holder does not elect to exercise during this ten (30) day redemption notice period, the Warrants shall be considered redeemed and cancelled. If the giving of notice of redemption shall have been completed as provided above, and if funds sufficient for the redemption of the Warrants shall have been deposited into a separate bank account for such purpose, the right to exercise the Warrants shall terminate, provided the Warrantholder does not exercise during the ten (10) day redemption notice period, at the close of business on the business day preceding the date fixed for redemption, and the Holder of each Warrant shall thereafter be entitled upon surrender of his Warrant, only to receive $.01 per Warrant, without interest.

5. Severability. If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, that part shall be severed from the Agreement and the remaining parts shall be valid and enforceable.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute a duplicate original.

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7. Authority To Execute Agreement. The individuals signing this Agreement and the parties represent and warrant that they have full and complete authority and authorization to execute and effect this Agreement and to take or cause to be taken all acts contemplated by this Agreement.


8. Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed by, interpreted and construed in accordance with the procedural and substantive laws of the State of Florida, and shall be deemed executed in Clearwater, Florida.


9. Jurisdiction. The parties agree that any legal action or proceeding relating to this Agreement shall be instituted in a state or federal court in Pinellas County, Florida. The parties agree to submit to the exclusive jurisdiction of, and agree that venue is proper in, these courts in any such action or proceeding.


10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior or contemporaneous agreements or representations, written or oral, between the parties concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in writing and signed by a duly authorized representative of each party; no other act, document, usage, or custom shall be deemed to amend or modify this Agreement.


11. Successors, Assigns and Affiliates. The terms and conditions of this Agreement shall apply to successors and assigns of all parties.


12. Release. Subject to the consummation of the transactions set forth in Paragraphs 1 through 3 hereof and as a condition thereof and except for the performance by the parties of the provisions of this Agreement and further except for the representations, warranties and indemnities of the parties contained herein (which representations, warranties and indemnities shall survive the consummation of this Agreement and as to which the parties shall continue to be liable), each party hereto, for itself and on behalf of all direct and indirect partners, officers, directors, employees, affiliates (both

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persons and entities), representatives, agents, representatives, servants, trustees, beneficiaries, predecessors in interest, successors in interest, assigns, nominees and insurers (collectively, the "Releasing Parties"), shall be deemed to have released and forever discharged each of the other parties hereto and [Southridge Capital,] and all direct and indirect partners, officers, directors, employees, affiliates (both persons and entities), representatives, agents, representatives, servants, trustees, beneficiaries, predecessors in interest, successors in interest, assigns, nominees and insurers of each such party and [Southridge Capital], of and from any and all claims, demands, actions and causes of action, whether known or unknown, fixed or contingent, that any of the Releasing Parties may have had, may now have or may hereafter acquire with respect to any matters whatsoever arising under or in any way related to (i) [Securities Purchase Agreement, by and between Governors Road and eAuto pursuant to which Governors Road purchased the Preferred Stock and the Registration Rights Agreement] (the "Purchase Agreements"), and (ii) any claims either party may have against the other (or Southridge Capital) with respect to or in connection with any alleged violation of any state or Federal securities laws, including the Securities Act and the Exchange Act. Notwithstanding anything to the contrary contained herein, the foregoing release shall not release eAuto from any claims, demands, expenses or losses by Governors Road (or causes of action or remedies related thereto) arising from any breach by eAuto of the Warrant.


13. Escrow Agent. Except as specifically provided herein, Escrow Agent shall have no duty to know or determine the performance or non-performance of any term or condition of any contract or agreement between the parties. The Escrow Agent shall have no liability hereunder and the other parties expressly release Escrow Agent for acts taken hereunder in good faith. The parties further agree to indemnify and hold harmless the Escrow Agent against any cause, damages, judgments, or attorney's fees that Escrow Agent may incur or sustain in connection with, or arising out of any disputes relating to the matters set forth herein.

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14. Effective Date. The Effective Date of this Agreement shall be the later date on which this Agreement is executed by all parties below.


eAUTOCLAIMS,                                 GOVERNORS ROAD, LLC


By: _______________________________         By: ___________________________


Name: ____________________________          Name: _________________________


Title: _____________________________        Title: __________________________


Date: _____________________________         Date: __________________________


[THE LEWIS FUNDS]


By: _______________________________


Name: ____________________________


Title: _____________________________


Date: _____________________________



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